EXHIBIT 10.3


                            AGREEMENT OF EMPLOYMENT

        THIS AGREEMENT is made this 6th day of August, 1996, by and between UNITED MORTGAGE TRUST, a Maryland real estate investment trust hereinafter referred to as "Employer", and CHRISTINE "CRICKET" GRIFFIN, hereinafter referred to as "Employee".

                             W I T N E S S E T H:

        WHEREAS, Employer is engaged in the business of investing in, marketing and managing a real estate investment trust, hereinafter referred to as the "Business"; and

        WHEREAS, Employer desires to employ Employee upon the terms and conditions hereafter set forth.

        NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, and intending to be legally bound hereby, the parties agree as follows:

        1. Employment. Employer hereby agrees to employ Employee, and Employee agrees to serve in the employ of Employer on the terms hereinafter set forth. Employee shall serve as Trustee, President, Chief Operating Officer and Administrator of Employer, and as such shall function in an executive and supervisory capacity of Employer and shall perform such other duties and services as may from time to time be assigned by Employer's Board of Trustees.

        2. Compensation. Employee will receive three different categories of compensation: (a) salary, (b) bonus and (c) stock options. Employer also agrees to pay health insurance for Employee and her family, and to establish retirement compensation for Employee after one year of service.

        (a) Salary: Employee shall receive a salary of $60,000 annually.

        (b) Bonus: After the ending each calendar year, Employee shall receive a bonus in an amount equal to 25% multiplied by the amount by which the Company's administrative expenses fall below the approved administrative budget for that year. The amount due Employee pursuant to this Section 2.(b) for a calendar year shall be paid by Employer to the Employee on or before June 30th of each subsequent year. This bonus is fully vested in and earned by Employee as of December 31st of each year if Employee is then employed by Employer, unless Employee breaches her covenants in Paragraph 7 hereof.

        (c) Stock Options: At the end of each calendar year in which Employee serves hereunder, she will also receive stock options that, during a period of five years after they are granted, will enable Employee to purchase 2,500 Shares of the Employer's stock at an exercise price of $20 per Share. Notwithstanding the foregoing, the maximum number of options to be issued to Employee pursuant to this Section 2(c) shall be options to purchase 12,500 Shares. Any options the exercise of which could cause the Employer to fail to qualify as a REIT ("Disabled Options") shall not be exercisable until such time as they are no longer Disabled Options. The expiration date of options shall be extended by any periods of time that they were Disabled Options.

        3. Modification of Terms of Agreement. The terms of the above stated compensation arrangement for Employee may be changed from time to time upon agreement of both Employee and a majority of the Independent Trustees of the Employer. As used in this Agreement, "Independent Trustees" shall have the same meaning as set forth in the Prospectus for the Employer's initial public offering.



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        4. Vacation. Employer agrees to grant to Employee four (4) weeks of vacation during each calendar year, with full pay.

        5. Terms of Employment. The term of employment of Employee pursuant to this Agreement shall be one year. This Agreement will be renewed annually upon the approval of a majority of Independent Trustees of the Employer.

        6. Acceptance. Employee hereby accepts said employment during said period and shall devote all of her time, labor, and skills and give all her attention and best endeavors to the business of Employer.

        7. Employee Covenants.

        (a) Employee understands that she has developed and been exposed to, and may further develop and be exposed to, confidential information and trade secrets of Employer or its customers, including (without limitation), intimate knowledge of investor and vendor requirements, business procedures, business contacts, investment portfolio, investment sources, financial data, records, and investor lists (hereinafter referred to as "Confidential Information"). Confidential Information has been and will continue to be developed for the commercial advantage of and at the expense of Employer, and maintenance by Employer of the proprietary and confidentiality of Confidential Information to the full extent feasible is important to Employer. Accordingly, except as permitted or required in the performance of her duties for Employer, while employed by Employer and for two (2) years following her termination of such employment, Employee agrees not to disclose or use, whether for her own benefit or for the benefit of others, any Confidential Information unless authorized in writing by Employer to do so. Upon her termination for any reason, the Employee shall not take with her any notes, records, charts, investor or vendor lists, or other documents or things containing in whole or in part any of Employer's Confidential Information. All Confidential Information shall upon termination of Employee's employment be returned to Employer.

        (b) Employee and Employer hereby agree that the remedy at law for any breach of any provision of the covenants contained herein will be inadequate and that, in addition to any other remedies it may have, Employer, in the event of breach, shall be entitled to temporary and permanent injunctive relief to prevent Employee's disclosure of Confidential Information of Employer, all as specified in Paragraph 7(a) hereof, without the necessity of proving actual damage. In the event that Employer shall be entitled to an injunction, Employee agrees that Employer additionally shall be entitled to enforce the prohibitions contained in Paragraph 7(a) against Employee for a period of two (2) years immediately following the final good faith termination of the activities constituting the violations entitling Employer to such injunction. The covenants in this Agreement are independent, and the existence of any claim or cause of action of Employee against Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of said covenants of Employee.

        8. Binding Effect. This Agreement shall be binding upon and shall insure to the benefit of the parties, their heirs, administrators, executors, successors and assigns, except that the obligation to render services shall be deemed personal to Employee.

        9. Invalidity. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision thereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.


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        10. Jurisdiction. This Agreement has been made and delivered in the
State of Texas and is to be interpreted and enforced according to the Laws of the State of Texas. The obligation of Employer to make payment of Employee's compensation is performable by Employer in Richardson, Texas.

        11. Limited Recourse. Employee agrees that she shall look solely to the assets of Employer for satisfaction of all claims against Employer, and in no event shall any shareholder, trustee, officer or agent of Employer have any personal liability for the obligations of Employer under this Agreement.

        IN WITNESS WHEREOF, the parties hereunto have set their hands and seal the day and year first above written.


                                    EMPLOYER
                                    UNITED MORTGAGE TRUST,
                                    a Maryland real estate investment trust


                                    /s/ DOUGLAS EVANS
                                    ----------------------------------------
                                    DOUGLAS EVANS, Secretary

                                    EMPLOYEE



                                    /s/ CHRISTINE GRIFFIN
                                    ----------------------------------------
                                    CHRISTINE "CRICKET" GRIFFIN


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